EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street

Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:        11:00 AM        November 21, 2019

United Bancorp, Inc. Declares an Increase in its Fourth Quarter Regular Cash Dividend Payment at $0.14 per Share, which Produces a Forward Yield of 5.02%

MARTINS FERRY, OHIO ¨¨¨ On November 20, 2019, the Board of Directors of United Bancorp, Inc. (UBCP) declared a fourth quarter dividend payment of $0.14 per share for shareholders of record on December 10, 2019 with a payment date of December 20, 2019. This payment is greater than the cash dividend paid in the third quarter, which was $0.1375, and is the fourth quarterly increase in 2019. At this present cash dividend payout level, the forward yield is 5.02% based on the most recent quarter-ending market price.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $675.8 million and total shareholder’s equity of $60.1 million as of September 30, 2019. Through its single bank charter, Unified Bank, the Company has nineteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling (Ohio County), WV and has begun construction on a new full-service banking center in Moundsville (Marshall County), WV, which is scheduled to open sometime in the early second quarter of 2020. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.